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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE,

CONTACT:

Doyle E. Motley                                      Bob Schu
Senior Vice President                                Desmond Towey
& Chief Financial Officer                            Desmond Towey & Associates
CD Warehouse, Inc.                                   (212) 888-7600
(405) 949-2422

                  CD WAREHOUSE, INC. MORE THAN DOUBLES PROFIT

                     ON 50% INCREASE IN SYSTEM-WIDE SALES

                            Same Store Sales Up 16%

     OKLAHOMA CITY, OK--February 23, 1998  CD Warehouse, Inc. (NASDAQ SmallCap:
CDWI) announced the Company's net income for the year ended December 31, 1998, was $775,000, an increase of 101% above the $386,000 in 1997. For the three months ended December 31, 1998, the Company's net income was $308,000, an increase of 89% above the $163,000 for the same period in 1997. System-wide sales for 1998 were $54,845,000 compared to $36,495,000 for 1997, a 50%
increase. System-wide sales for the fourth quarter of 1998 were $16,906,000, a 48% increase over the fourth quarter of 1997. In June of 1998, the Company acquired the Disc Go Round concept from Grow Biz International. All reported same store and system-wide sales figures relate strictly to the CD Warehouse branded stores. Earnings per share for 1998 were $0.27 compared to $0.23 in 1997. This is most significant in that there were 2.9 average million shares outstanding in 1998 vs. 1.7 average million shares in 1997.

     The increase in the Company's system-wide sales is attributable to the development of new stores and the same store sales increases for those stores opened during the same period in 1997. The Company ended 1998 with 314 stores in operation compared to 150 at the end of 1997. Of the 314 stores operating at December 31, 1998, 128 stores were operating under the Disc Go Round trademark. Same store sales for the fourth quarter of 1998 increased 20% and year-to-date same store sales increased 16%.

     The increase in the Company's royalty revenue is attributable to the addition of the new franchise stores, the increase in same store sales and the addition of the Disc Go Round concept stores. Royalty revenue for 1998 was $2,827,000 an increase of 103%, compared to $1,394,000, for the same period in 1997. Royalty revenue for the fourth quarter of 1998 was $987,000, a 112% increase over the $465,000 for the fourth quarter of 1997. Total revenues for the Company were $15,262,000 for 1998, compared to $9,089,000 for 1997, a 68%
increase. Total revenues for the fourth quarter of 1998 were $5,341,000 an increase of 93% over the $2,771,000 for 1997.

     Jerry W. Grizzle, the Company's Chairman and CEO, stated, "1998 represents another great year for CD Warehouse. When you look at the year's performance, it is difficult not to be pleased. We achieved a 50% increase in system-wide sales, a 16% increase in same store sales, an over 100% increase in the number of stores in our system and over 100% increase in net income. We generated almost as much net income in the fourth quarter of 1998 as we did the entire year of 1997. When we started our affiliation with the CD Warehouse system in 1997, we had 113 stores. After finalizing the acquisition, we closed 13 stores for non-performance. The remaining 100 stores have seen their same store sales increase 30% over the last two years. The system has grown from 100 to 314 stores. System-wide sales have grown over 100% and net income has increased 341% over the same two-year period. Stockholders equity has grown over 300% from $5,350,000 immediately after our public offering in January of 1997 to

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$21,769,000 at December 31, 1998.  As I stated earlier, how can you not be pleased with the results?"

     CD Warehouse, Inc. franchises and operates retail music stores in 41 states, Canada, England, France, Guatemala and Venezuela under the names "CD Warehouse," "Disc Go Round," and "CD Exchange." CD Warehouse Inc., system stores buy, sell and trade pre-owned CD's with their customers. CD Warehouse Inc., system stores sell a full complement of new release CD's, DVD and Video Games.

     Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors.

FOURTH QUARTER ENDED
DECEMBER 31, 1998           1998            1997          $ CHANGE    % CHANGE
                            ----            ----          --------    --------

SYSTEM-WIDE SALES        $16,905,937    $11,393,978    $ 5,511,959      48.38%
SAME STORE SALES         $12,686,791    $10,533,570    $ 2,153,221      20.44%
STORE COUNT                      314            150            164     109.33%

TOTAL REVENUE            $ 5,340,782    $ 2,770,653    $ 2,570,129      92.76%
ROYALTY REVENUE          $   986,763    $   464,735    $   522,028     112.33%
NET INCOME               $   307,914    $   163,444    $   144,470      88.39%
NET INCOME PER SHARE -
BASIC                    $      0.09    $      0.09    $         -       0.00%
NET INCOME PER SHARE -
DILUTED                  $      0.08    $      0.09    $     (0.01)    -11.11%
SHARES USED IN
COMPUTATION - BASIC        3,550,550      1,820,000    $ 1,730,550      95.09%
SHARES USED IN
COMPUTATION - DILUTED      3,797,386      1,820,000    $ 1,977,386     108.65%

YEAR ENDED
DECEMBER 31, 1998           1998            1997          $ CHANGE    % CHANGE
                            ----            ----          --------    --------

SYSTEM-WIDE SALES        $54,845,432    $36,494,857    $18,350,575      50.28%
SAME STORE SALES         $33,764,365    $29,011,389    $ 4,752,976      16.38%
STORE COUNT                      314            150            164     109.33%
TOTAL REVENUE            $15,261,903    $ 9,089,046    $ 6,172,857      67.91%
ROYALTY REVENUE          $ 2,827,205    $ 1,393,717    $ 1,433,488     102.85%
NET INCOME               $   775,352    $   386,199    $   389,153     100.77%
NET INCOME PER SHARE -
BASIC                    $      0.27    $      0.23    $      0.04      17.39%
NET INCOME PER SHARE -
DILUTED                  $      0.25    $      0.23    $      0.02       8.70%
SHARES USED IN
COMPUTATION - BASIC        2,923,090      1,714,790    $ 1,208,300      70.46%
SHARES USED IN
COMPUTATION - DILUTED      3,136,485      1,714,790    $ 1,421,695      82.91%


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